UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 1, 2015

Commission File Number:  000-49760

Petro River Oil Corp.
(Exact name of registrant as specified in its charter.)

Delaware
(State or other jurisdiction of incorporation or organization)
98-0611188
(IRS Employer Identification No.)

205 East 42nd Street, Fourteenth Floor, New York, New York 10017
(Address of principal executive offices)

469-828-3900
(Registrant's Telephone number)

1980 POST OAK BLVD., SUITE 2020 HOUSTON, TX 77056
(Former Name or Former Address, if Changed Since Last Report)

Copies to:
Daniel W. Rumsey
Disclosure Law Group
600 West Broadway
Suite 700
San Diego, CA, 92101
6197951134
6193302101
drumsey@disclosurelawgroup.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 1, 2015, Petro River Oil Corp. (the "Company") entered into a conditional purchase agreement with Horizon I Investments, LLC ("Horizon Investments"), a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 ("Purchase Agreement").

Under the terms of the Purchase Agreement, the Company intends to acquire from Horizon Investments, no earlier than April 30, 2016 (the "Closing Date"), and subject to the satisfaction of certain conditions set forth in the Purchase Agreement (the "Horizon Transaction"): (i) a 20% membership interest in Horizon Energy Partners, LLC ("Horizon Energy Partners"); (ii) a promissory note issued by the Company to Horizon Investments in the principal amount of $750,000 described in Item 2.03 of this Current Report on Form 8-K (the "Horizon Note"); (iii) approximately $690,000 currently held in escrow pending Closing (the "Closing Proceeds"); and (iv) certain bank, investment and other accounts maintained by Horizon Investments, in an amount which, together with the amount issued under the Horizon Note and the Closing Proceeds, total not less than $5.0 million (collectively, the "Purchased Assets"). The consideration for the Purchased Assets is 2,033,666,667 pre-split shares of the Company's common stock, $0.0001 par value ("Common Stock"), which shares shall be issued to Horizon Investments on the Closing Date.

The Escrow Proceeds are being held in a third party escrow account under the terms of an Escrow Agreement, a form of which is attached to this Current Report on Form 8-K as Exhibit 10.2 ("Escrow Agreement"). Under the terms of the Escrow Agreement, the Escrow Proceeds will be disbursed to the Company upon consummation of the Horizon Transaction, the issuance to certain investors of 230.0 million pre-split shares of the Company's Common Stock, as well as the satisfaction of other release conditions set forth in the Escrow Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2015, the Company issued the Horizon Note to Horizon Investments, in the principal amount of $750,000, the proceeds of which are to be used for working capital purposes. Interest on the Note is due upon the earlier to occur of closing of the Horizon Transaction, or December 31, 2016. Amounts due under the terms of the Note accrue interest at an annual rate equal to one half of one percent. A copy of the Note is attached to this Current Report on Form 8-K as Exhibit 10.3.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On December 1, 2015, the Company filed two amendments (the "Amendments") to its Certificate of Incorporation with the Delaware Secretary of State, the first to effect a 1-for-200 reverse split of its authorized, and issued and outstanding shares of Common Stock (the "Reverse Split"), and the second to increase the number of post-split shares of Common Stock authorized for issuance under the Company's Certificate of Incorporation to 100 million (the "Authorized Increase"). The Reverse Split and the Authorized Increase were each approved by the Company's shareholders at the Company's annual meeting of shareholders on July 8, 2015. Copies the Amendments are attached to this Current Report on Form 8-K as Exhibit 3.1 and 3.2, respectively.

The Reverse Split was approved by the Financial Industry Regulatory Authority ("FINRA") on December 4, 2015, and became effective on the OTC Pink Marketplace at the opening of trading on December 7, 2015 under the symbol "PTRCD". The "D" will appear on the Company's ticker symbol for the next 20 business days. After 20 business days, the Company's Common Stock will resume trading under the symbol "PTRC". The Company's new CUSIP number is 71647K 303.

Item 8.01 Other Events.

The Company issued press releases announcing the Horizon Transaction and the Reverse Split on December 7, 2105. A copy of each press release is attached to this Current Report on Form 8-K as Exhibits 99.1 and 99.2, respectively.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing descriptions of the Purchase Agreement, Escrow Agreement, the Horizon Note and the Amendments do not purport to be complete and are qualified, in their entirety, be reference to the full text of the Purchase Agreement, the form of Escrow Agreement, the Horizon Note and each Amendment, attached hereto as Exhibits 10.1, 10.2, 10.3, 3.1 and 3.2, respectively, and incorporated by reference herein. This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petro River Oil Corp.

Date:   December 7, 2015
By:	/s/ Scot Cohen

Name: Scot Cohen
Title: Executive Chairman

Exhibit Index

Exhibit No.	Description
EX-3.1	Certificate of Amendment to the Certificate of Incorporation of Petro River Oil Corporation, effective December 1, 2015 (Reverse Split)
EX-3.2	Certificate of Amendment to the Certificate of Incorporation of Petro River Oil Corporation, effective December 1, 2015 (Authorized Increase)
EX-10.1	Conditional Purchase Agreement, by and between Petro River Oil Corp. and Horizon I Investments, LLC, dated December 1, 2015
EX-10.2	Form of Escrow Agreement
EX-10.3	Non-Recourse Note, by and between Petro River Oil Corp. and Horizon I Investments, LLC, dated December 1, 2015
EX-99.1	Press Release, dated December 7, 2015 (Horizon Transaction)
EX-99.2	Press Release, dated December 7, 2015 (Reverse Split)